Citigroup Global Markets Holdings Inc.	February 14, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH3630 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because, at maturity, you may receive significantly less than the stated principal amount of your securities and possibly nothing; and (iii) the securities may be automatically redeemed prior to maturity. Each of these risks will depend on the performance of the shares of common stock of Caterpillar Inc. (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of Caterpillar Inc. (ticker symbol: “CAT”) (the “underlying share issuer”)
Aggregate stated principal amount:	$2,545,000
Stated principal amount:	$1,000 per security
Pricing date:	February 14, 2020
Issue date:	February 20, 2020
Interim valuation dates:	May 28, 2020, August 27, 2020 and November 27, 2020, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Final valuation dates:	February 22, 2021, February 23, 2021, February 24, 2021, February 25, 2021 and February 26, 2021, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	March 3, 2021, subject to postponement as described under “Additional Information” below
Contingent coupon payment dates:	For any interim valuation date, the third business day after such interim valuation date; and for the final valuation dates, the maturity date
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.50% of the stated principal amount of the securities if and only if the relevant share price for the related interim valuation date or with respect to the final valuation dates, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price on any interim valuation date or with respect to the final valuation dates, as applicable, is less than the coupon barrier price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the relevant share price is less than the coupon barrier price on one or more interim valuation dates and, on a subsequent interim valuation date or with respect to the final valuation dates, the relevant share price is greater than or equal to the coupon barrier price, your contingent coupon payment for that subsequent interim valuation date or with respect to the final valuation dates, as applicable, will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the relevant share price is less than the coupon barrier price on an interim valuation date and on each subsequent interim valuation date thereafter and with respect to the final valuation dates, you will not receive the unpaid contingent coupon payments in respect of those interim valuation dates and with respect to the final valuation dates.
Automatic early redemption:	If, on any of the interim valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment (including any previously unpaid contingent coupon payments).
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold:

▪  If the final share price is greater than or equal to the final barrier price: $1,000 plus the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments)

▪  If the final share price is less than the final barrier price:

$1,000 + ($1,000 × the share return)

If the final share price is less than the final barrier price, you will receive less than 74.90% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Initial share price:	$137.99, the closing price of the underlying shares on the pricing date
Final share price:	The arithmetic average of the closing price of the underlying shares on each of the five final valuation dates
Relevant share price:	For any contingent coupon payment date other than the maturity date, the relevant share price is the closing price of the underlying shares on the interim valuation date immediately preceding that contingent coupon payment date. For the maturity date, the relevant share price is the final share price.
Coupon barrier price:	$103.355, 74.90% of the initial share price
Final barrier price:	$103.355, 74.90% of the initial share price
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17327T5L6 / US17327T5L66
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$2,545,000.00	$25,450.00	$2,519,550.00

(1) On the date of this pricing supplement, the estimated value of the securities is $988.90 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-08 dated February 15, 2019       Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date or the securities are automatically redeemed as well as your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the coupon barrier price and the final barrier price are each a “Relevant Price” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price, the coupon barrier price and the final barrier price are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding scheduled trading day (subject to further postponement as provided above if a market disruption event occurs on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date be postponed more than five scheduled trading days after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on any earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). If the last final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement. Each interim valuation date is subject to postponement on the terms set forth with respect to valuation dates in the accompanying product supplement.

Hypothetical Examples

The table on the next page illustrates various hypothetical payments on the securities at maturity for a range of hypothetical final share prices (the final share price is the arithmetic average of the closing price of the underlying shares on each of the five final valuation dates) of the underlying shares, assuming the securities are not automatically redeemed. The outcomes illustrated in the table are not exhaustive, and the actual payment at maturity you receive on the securities may differ from any example illustrated below.

The table and examples that follow are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share price, coupon barrier price or final barrier price:

Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the pricing date)
Coupon barrier price:	$74.90 (74.90% of the hypothetical initial share price)
Final barrier price:	$74.90 (74.90% of the hypothetical initial share price)
Contingent coupon:	2.50% of the stated principal amount, paid on each contingent coupon payment date

For ease of analysis, figures in the table and examples below have been rounded.

February 2020	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Maturity Date
Hypothetical final share price(1)	Hypothetical percentage change from initial share price to final share price	Hypothetical cash amount(2) you receive at maturity per security
$150.00	50.00%	$1,025.00
$140.00	40.00%	$1,025.00
$130.00	30.00%	$1,025.00
$120.00	20.00%	$1,025.00
$110.00	10.00%	$1,025.00
$100.00	0.00%	$1,025.00
$90.00	-10.00%	$1,025.00
$80.00	-20.00%	$1,025.00
$74.90	-25.10%	$1,025.00
$74.89	-25.11%	$748.90
$70.00	-30.00%	$700.00
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$20.00	-80.00%	$200.00
$10.00	-90.00%	$100.00
$0.00	-100.00%	$0.00
(1)	The final share price is equal to the arithmetic average of the closing price of the underlying shares on each of the five final valuation dates. You will be repaid the stated principal amount of your securities if, and only if, the final share price is greater than or equal to the final barrier price.

(2)	You will receive a contingent coupon payment at maturity if, and only if, the final share price is greater than or equal to the coupon barrier price. For purposes of this table, it is assumed that there are no previously unpaid contingent coupon payments.

The examples below illustrate various possible outcomes under the securities. The examples do not illustrate all possible outcomes, and the return you actually receive on an investment in the securities may differ from any example shown below. References below to the total return on an investment in the securities take into account all contingent coupon payments received (if any) on or prior to the date of redemption or maturity.

Examples assuming the securities are automatically redeemed prior to maturity:

Example 1: The hypothetical closing price of the underlying shares on the first interim valuation date is $110.00, which is greater than the hypothetical initial share price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical initial share price on the first interim valuation date, the securities would be automatically redeemed on the first contingent coupon payment date for $1,025.00 per security, consisting of the stated principal amount of $1,000 plus the related contingent coupon payment of $25.00. In this scenario, the term of the securities would be approximately three months and you would receive a total return of 2.50% on your investment in the securities.

Example 2: The hypothetical closing price of the underlying shares on the first interim valuation date is $50.00, which is less than the hypothetical coupon barrier price. As a result, no contingent coupon payment would be paid on the first contingent coupon payment date. On the second interim valuation date, the hypothetical closing price of the underlying shares is $90.00, which is greater than the hypothetical coupon barrier price but less than the hypothetical initial share price. As a result, on the second contingent coupon payment date, a contingent coupon payment of $25.00 per security plus the contingent coupon payment of $25.00 per security related to the first interim valuation date would be paid and the securities would not be automatically redeemed. On the third interim valuation date, the hypothetical closing price of the underlying shares is $130.00, which is greater than the hypothetical initial share price. Because the hypothetical closing price of the underlying shares on the third interim valuation date is greater than the hypothetical initial share price, the securities would be automatically redeemed on the third contingent coupon payment date for $1,025.00 per security, consisting of the stated principal amount of $1,000 plus the related contingent coupon payment of $25.00. In this scenario, the term of the securities would be approximately nine months and you would receive a total return of 7.50% on your investment in the securities.

In each of the previous examples, the automatic early redemption feature of the securities would limit the term of the securities to less than the full term to maturity, and possibly to as short as three months. If the securities are automatically redeemed early, you will not receive any additional contingent coupon payments after the redemption, and you may not be able to reinvest in other investments that offer comparable terms or returns. Although in each of these examples the hypothetical closing price of the underlying shares on the interim valuation date immediately before redemption is greater than the hypothetical initial share price, investors in the securities will not share in any appreciation of the underlying shares.

Examples assuming the securities are not automatically redeemed prior to maturity:

Example 3: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical initial share price but greater than the hypothetical coupon barrier price, and the hypothetical final share price is $120.00, which is greater than the hypothetical final barrier price. In this scenario, you would receive a contingent coupon payment of $25.00 per security on each contingent coupon payment date prior to maturity and, on the maturity date, would receive $1,025.00 per security, consisting of the stated principal amount of $1,000 plus the contingent coupon payment of $25.00 due at maturity. The total return on

February 2020	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

your investment in the securities in this example is 10.00%, which is the maximum return you may receive on an investment in the securities. As this example illustrates, the return you receive on an investment in the securities may be less than the return you could have received on a direct investment in the underlying shares.

Example 4: The hypothetical closing price of the underlying shares is less than the hypothetical initial share price on each of the interim valuation dates but greater than the hypothetical coupon barrier price on only the first interim valuation date, and the hypothetical final share price is $85.00, which is greater than the hypothetical final barrier price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical coupon barrier price on only the first interim valuation date, you would receive the contingent coupon payment of $25.00 per security on only the contingent coupon payment date related to the first interim valuation date. On the maturity date, because the final share price is greater than the final barrier price, you would receive $1,075.00 per security, consisting of the stated principal amount of $1,000 plus the contingent coupon payment of $25.00 due at maturity plus the two contingent coupon payments of $25.00 each related to the second through third interim valuation dates. In this scenario, your total return on your investment in the securities would be 10.00%.

Example 5: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical initial share price but greater than the hypothetical coupon barrier price, and the hypothetical final share price is $50.00, which is less than the hypothetical final barrier price. Because the hypothetical closing price of the underlying shares is greater than the hypothetical coupon barrier price on each interim valuation date, you would receive the contingent coupon payment of $25.00 per security on each contingent coupon payment date prior to the maturity date. On the maturity date, because the final share price is less than the final barrier price, you would receive $500.00 per security, calculated as follows:

Payment at maturity = $1,000 + ($1,000 × the share return)

= $1,000 + ($1,000 × -50%)

= $1,000 + -$500

= $500

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. In addition, because the final share price is below the coupon barrier price, you will not receive any contingent coupon payment at maturity. In this scenario, your total return on your investment in the securities would be -42.50%.

Example 6: The hypothetical closing price of the underlying shares on each of the interim valuation dates is less than the hypothetical coupon barrier price, and the hypothetical final share price is $0.00. In this scenario, you would receive no contingent coupon payments over the term of the securities, and you would not be repaid any of your stated principal amount at maturity, for a total loss on your investment in the securities.

February 2020	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the final barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment on any contingent coupon payment date for which the relevant share price is less than the coupon barrier price on the related interim valuation date or with respect to the final valuation dates, as applicable. A contingent coupon payment will be made on a contingent coupon payment date if and only if the relevant share price for the related interim valuation date or with respect to the final valuation dates, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price is less than the coupon barrier price for any interim valuation date or with respect to the final valuation dates, as applicable, you will not receive any contingent coupon payment on the related contingent coupon payment date. You will only receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the relevant share price for the related interim valuation date or with respect to the final valuation dates, as applicable, is greater than or equal to the coupon barrier price. If the relevant share price is below the coupon barrier price for each interim valuation date and with respect to the final valuation dates, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risks that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that (i) the relevant share price will be less than the coupon barrier price for one or more interim valuation dates or with respect to the final valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, (ii) the relevant share price will be less than the initial share price on each interim valuation date, such that the securities are not automatically redeemed and (iii) the final share price will be less than the final barrier price, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. The securities will be automatically redeemed prior to maturity if the closing price of the underlying shares on any interim valuation date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately three months. If the securities are automatically redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

February 2020	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether any contingent coupons will be paid prior to maturity and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the applicable interim valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, the amount you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation dates and not on any other days during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing price of the underlying shares on each of the five final valuation dates. As a result, you are subject to the risk that the closing price of the underlying shares on each of the five final valuation dates will result in a less favorable return than you would have received had the final share price been based on the closing price on other days during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final share price is based on the average of the closing prices of the underlying shares on each of the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing price of the underlying shares on only one of those five dates.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal

February 2020	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal

February 2020	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2020	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Information About Caterpillar Inc.

Caterpillar Inc. designs, manufactures, and markets construction, mining, and forestry machinery. The company also manufactures engines and other related parts for its equipment, and offers financing and insurance. The underlying shares of Caterpillar Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Caterpillar Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-00768 through the SEC’s website at http://www.sec.gov. In addition, information regarding Caterpillar Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Caterpillar Inc. trade on the New York Stock Exchange under the ticker symbol “CAT.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares of Caterpillar Inc. or other securities of Caterpillar Inc. We have derived all disclosures contained in this pricing supplement regarding Caterpillar Inc. from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to Caterpillar Inc.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Caterpillar Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares of Caterpillar Inc.

Historical Information

The graph below shows the closing price of the underlying shares of Caterpillar Inc. for each day such price was available from January 4, 2010 to February 14, 2020. The table that follows shows the high and low closing prices of the underlying shares of Caterpillar Inc. for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares of Caterpillar Inc. shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares of Caterpillar Inc. as an indication of future performance.

Underlying Shares of Caterpillar Inc. – Historical Closing Prices January 4, 2010 to February 14, 2020

* The red line indicates a coupon barrier price and final barrier price of $103.355, equal to 74.90% of the closing price on February 14, 2020.

February 2020	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Underlying Shares of Caterpillar Inc.	High	Low
2010
First Quarter	$64.13	$50.78
Second Quarter	$71.65	$55.83
Third Quarter	$79.99	$59.18
Fourth Quarter	$94.63	$77.27
2011
First Quarter	$111.53	$92.75
Second Quarter	$115.41	$95.44
Third Quarter	$111.63	$73.84
Fourth Quarter	$97.88	$70.55
2012
First Quarter	$116.20	$93.98
Second Quarter	$109.21	$82.25
Third Quarter	$93.94	$79.64
Fourth Quarter	$90.79	$81.10
2013
First Quarter	$99.49	$86.64
Second Quarter	$90.31	$80.43
Third Quarter	$88.17	$81.85
Fourth Quarter	$91.15	$82.12
2014
First Quarter	$99.39	$86.17
Second Quarter	$109.38	$99.81
Third Quarter	$111.40	$99.03
Fourth Quarter	$106.45	$89.34
2015
First Quarter	$91.88	$78.45
Second Quarter	$89.33	$79.64
Third Quarter	$84.46	$63.79
Fourth Quarter	$74.75	$64.39
2016
First Quarter	$76.54	$57.91
Second Quarter	$80.39	$69.43
Third Quarter	$88.77	$74.38
Fourth Quarter	$97.33	$81.11
2017
First Quarter	$99.02	$91.39
Second Quarter	$107.60	$92.27
Third Quarter	$125.23	$106.51
Fourth Quarter	$158.42	$124.72
2018
First Quarter	$170.89	$144.29
Second Quarter	$158.92	$134.61
Third Quarter	$156.38	$132.02
Fourth Quarter	$158.22	$112.34
2019
First Quarter	$141.41	$121.51
Second Quarter	$143.36	$119.81
Third Quarter	$139.64	$113.38
Fourth Quarter	$148.50	$117.97
2020
First Quarter (through February 14, 2020)	$150.53	$129.77

The closing price of the underlying shares of Caterpillar Inc. on February 14, 2020 was $137.99.

February 2020	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2020	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such

February 2020	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Phoenix Securities Based on the Common Stock of Caterpillar Inc. Due March 3, 2021

authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2020	PS-13